Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Christopher J. Pribula

President and Chief Executive Officer

SR Bancorp, Inc.

(732) 560-1700, ext. 5205

SR BANCORP, INC. ANNOUNCES QUARTERLY FINANCIAL RESULTS

Bound Brook, New Jersey (January 28, 2026) – SR Bancorp, Inc. (the “Company”) (NASDAQ: SRBK), the holding company for Somerset Regal Bank (the “Bank”), announced net income of $834,000 for the three months ended December 31, 2025 (unaudited), or $0.11 per basic and diluted share, compared to net income of $1.0 million for the three months ended December 31, 2024 (unaudited). Excluding $202,000 of net accretion income related to fair value adjustments resulting from the acquisition of Regal Bancorp in September 2023, net income would have been $689,000 for the three months ended December 31, 2025. Excluding $791,000 of net accretion income related to fair value adjustments, net income would have been $452,000 for the three months ended December 31, 2024. See “Non-GAAP Financial Information” contained herein for additional information.

The Company reported net income of $1.5 million for the six months ended December 31, 2025, or $0.20 per basic and diluted share, compared to a net income of $2.4 million for the six months ended December 31, 2024. Excluding $505,000 of net accretion income related to fair value adjustments, net income would have been $1.2 million for the six months ended December 31, 2025. Excluding $1.8 million of net accretion income related to fair value adjustments, net income would have been $1.1 million for the six months ended December 31, 2024.

Total assets were $1.14 billion at December 31, 2025, an increase of $58.6 million, or 5.4%, from $1.08 billion at June 30, 2025. Net loans were $835.4 million, an increase of $38.2 million, or 4.8%, from $797.2 million at June 30, 2025. Total deposits were $891.5 million, an increase of $45.5 million, or 5.4%, from $846.0 million at June 30, 2025. The increase in loans and a $24.0 million, or 41.6%, increase in cash and cash equivalents was funded primarily through increased deposits and an additional $20.0 million of borrowings.

Comparison of Operating Results for the Three Months Ended December 31, 2025 and 2024

General. Net income decreased $187,000, or 18.3%, to $834,000 for the three months ended December 31, 2025 compared to net income of $1.0 million for the three months ended December 31, 2024. Net income for the three months ended December 31, 2025 and 2024 included $202,000 and $791,000, respectively, of net accretion income related to fair value adjustments resulting from the acquisition of Regal Bancorp in September 2023.

Interest Income. Interest income increased $765,000, or 6.6%, to $12.3 million for the three months ended December 31, 2025 from $11.5 million for the three months ended December 31, 2024 due to a $13.4 million increase in the average balance of interest-earning assets and a 24 basis point increase in the yield. The increase resulted from a $857,000, or 8.2%, increase in interest income on loans, partly offset by a $52,000, or 8.9%, decrease in interest income on securities, and a $40,000, or 7.7%, decrease in interest income on interest-bearing deposits at other banks. The increase in interest income on loans was primarily due to a $61.4 million increase in the average balance of loans from $770.6 million for the three months ended December 31, 2024 to $832.0 million for the three months ended December 31, 2025. The decrease in interest income on securities was primarily due to a $14.3 million decrease in the average balance of securities resulting from maturities and repayments, offset by the purchase of a $6.0 million subordinated note. The decrease in interest income on interest-bearing deposits at other banks was due a $33.7 million decrease in the average balance of deposits.

Interest Expense. Interest expense increased $213,000, or 4.9%, to $4.5 million for the three months ended December 31, 2025 from $4.3 million for the three months ended December 31, 2024, due to a $59.6 million increase in the average balance of interest-bearing liabilities partially offset by a seven basis point decrease in the cost. The increase in the average balance was primarily due to a $18.3 million, or 74.3%, increase in the average balance of borrowings for the three months ended December 31, 2025 compared to the three months ended December 31, 2024 and an increase of $68.1 million, or 24.0%, in the average balance of interest-bearing demand deposits. The decrease was primarily due to a 49 basis point decrease in the average rate of certificates of deposit, offset by an increase of 20 basis points in the cost of interest-bearing demand deposits to 1.95% for the three months ended December 31, 2025 from 1.75% for the three months ended December 31, 2024, as the Bank offered competitive rates on certain interest-bearing deposit products in the market area.

Net Interest Income. Net interest income increased $552,000, or 7.6%, to $7.8 million for the three months ended December 31, 2025 from $7.2 million for the three months ended December 31, 2024. Net interest rate spread increased 30 basis points to 2.57% for the three months ended December 31, 2025 from 2.27% for the three months ended December 31, 2024. Net interest margin increased 18 basis points to 3.06% for the three months ended December 31, 2025 from 2.88% for the three months ended December 31, 2024. Net interest-earning assets decreased $46.3 million, or 17.4%, to $219.1 million for the three months ended December 31, 2025 from $265.4 million for the three months ended December 31, 2024. The increase in the Company’s net interest rate spread and net interest margin were primarily a result of a decrease in the cost of interest-bearing liabilities while the yield on interest-earning assets increased.

Provision for Credit Losses. The Company establishes provisions for credit losses, which are charged to operations to maintain the allowance for credit losses at a level it considers necessary to absorb probable credit losses attributable to loans that are reasonably estimable at the balance sheet date. In determining the level of the allowance for credit losses, the Company considers, among other factors, past and current loss experience, evaluations of real estate collateral, economic conditions, the type and volume of lending, adverse situations that may affect a borrower’s repayment capacity, while adjusting for delinquency trends, classified or criticized loans, and other risk factors. The allowance is developed using reasonable and supportable forecasts and quantitative modeling techniques, combined with qualitative factors to address risks not captured in historical data, including emerging loan products or localized economic changes. Actual losses may vary from such estimates as more information becomes available or conditions change. The Company assesses the allowance for credit losses and records provisions for credit losses in the income statement on a quarterly basis.

The Company recorded a provision for credit losses of $49,000 during the three months ended December 31, 2025 reflecting the loan growth during the period, compared to a provision for credit losses of $12,000 for the three months ended December 31, 2024. The Company had no charge-offs for the three months ended December 31, 2025 or 2024. The Company had one non-performing loan of $176,000 at December 31, 2025 and no non-performing loans at December 31, 2024. The Company’s allowance for credit losses as a percentage of total loans was 0.66% at December 31, 2025 compared to 0.65% at December 31, 2024.

Noninterest Income. Noninterest income decreased $46,000, or 7.3%, to $581,000 for the three months ended December 31, 2025 from $627,000 for the three months ended December 31, 2024 primarily due to a decrease in service charges and fees on deposits of $32,000 and a decrease in fees and service charges on loans of $14,000 during the three months ended December 31, 2025 compared to the three months ended December 31, 2024.

Noninterest Expense. Noninterest expense increased $726,000, or 11.2%, to $7.2 million for the three months ended December 31, 2025 from $6.5 million for the three months ended December 31, 2024 predominantly due to a $558,000, or 16.6%, increase in salaries and employee benefits expense driven by annual merit increases as well as the recognition of stock-based compensation during the three months ended December 31, 2025 compared to a partial period of expense during the three months ended December 31, 2024 as the initial expense recognition commenced on November 21, 2024.

Income Tax Expense. The provision for income taxes was $254,000 for the three months ended December 31, 2025 compared to $324,000 for the three months ended December 31, 2024. The Company’s effective tax rate was 23.3% for the three months ended December 31, 2025 compared to 24.1% for the three months ended December 31, 2024.

Comparison of Operating Results for the Six Months Ended December 31, 2025 and 2024

General. Net income decreased $861,000, or 36.1%, to $1.5 million for the six months ended December 31, 2025 compared to net income of $2.4 million for the six months ended December 31, 2024. Net income for the six months ended December 31, 2025 and 2024 included $505,000 and $1.8 million, respectively, of net accretion income related to fair value adjustments resulting from the acquisition of Regal Bancorp in September 2023.

Interest Income. Interest income increased $1.2 million, or 5.4%, to $24.2 million for the six months ended December 31, 2025 from $23.0 million for the six months ended December 31, 2024 due to a $12.6 million increase in the average balance of interest-earning assets, and a 19 basis point increase in the yield. The increase resulted from a $1.5 million, or 7.1%, increase in interest income on loans, offset by a $129,000, or 10.3%, decrease in interest income on securities and a $105,000, or 10.1%, decrease in interest income on interest-bearing deposits at other banks. The increase in interest income on loans was due to a $61.1 million increase in the average balance of loans from $759.7 million for the six months ended December 31, 2024 to $820.8 million for the six months ended December 31, 2025, offset by a five basis point decrease in the yield on loans. The decrease in interest income on securities was primarily due to a $14.4 million decrease in the average balance of securities resulting from maturities and repayments. The decrease in interest income on interest-bearing deposits at other banks was due to a $34.1 million decrease in the average balance of deposits at other banks.

Interest Expense. Interest expense increased $679,000, or 8.3%, to $8.9 million for the six months ended December 31, 2025 from $8.2 million for the six months ended December 31, 2024, due to a $57.4 million increase in the average balance of interest-bearing liabilities. The increase in the average balance was due to a $20.4 million, or 111.5%, increase in the average balance of borrowings for the six months ended December 31, 2025 compared to the six months ended December 31, 2024, as well as an increase of $64.7 million, or 23.3%, in the average balance of interest-bearing demand deposits. In addition, there was an increase of 35 basis points in the cost of interest-bearing deposits to 1.91% for the six months ended December 31, 2025 from 1.56% for the six months ended December 31, 2024 resulting from competitively priced rates offered on certain interest-bearing deposit products in the market area, offset by a 49 basis point decrease in the average rate of certificates of deposit.

Net Interest Income. Net interest income increased $554,000, or 3.7%, to $15.4 million for the six months ended December 31, 2025 from $14.8 million for the six months ended December 31, 2024. Net interest rate spread increased 18 basis points to 2.57% for the six months ended December 31, 2025 from 2.39% for the six months ended December 31, 2024. Net interest margin increased seven basis points to 3.05% for the six months ended December 31, 2025 from 2.98% for the six months ended December 31, 2024. Net interest-earning assets decreased $44.8 million, or 17.0%, to $219.1 million for the six months ended December 31, 2025 from $263.9 million for the six months ended December 31, 2024. The increase in the Company’s net interest rate spread and net interest margin were primarily a result of a decrease in the cost of interest-bearing liabilities while the yield on interest-earning assets increased.

Provision for Credit Losses. The Company recorded a provision for credit losses of $221,000 during the six months ended December 31, 2025 reflecting the loan growth during the period, compared to a recovery for credit losses of $142,000 for the six months ended December 31, 2024, which reflected updates made to certain qualitative factors in the calculation of the Company’s allowance. The Company had no charge-offs for the six months ended December 31, 2025 or 2024. The Company had one non-performing loan of $176,000 at December 31, 2025 and no non-performing loans at December 31, 2024. The Company’s allowance for credit losses as a percentage of total loans was 0.66% at December 31, 2025 compared to 0.65% at December 31, 2024.

Noninterest Income. Noninterest income decreased $133,000, or 10.4%, to $1.1 million for the six months ended December 31, 2025 from $1.3 million for the six months ended December 31, 2024, primarily due to a decrease in service charges and fees on deposits of $98,000 and a decrease in fees and service charges on loans of $38,000 during the six months ended December 31, 2025 compared to the six months ended December 31, 2024.

Noninterest Expense. Noninterest expense increased $1.1 million, or 8.7%, to $14.3 million for the six months ended December 31, 2025 from $13.2 million for the six months ended December 31, 2024 predominantly due to a $1.2 million, or 17.7%, increase in salaries and employee benefits expense driven by the recognition of stock-based compensation during the six months ended December 31, 2025 compared to a partial period of expense during the six months ended December 31, 2024, as well annual merit increases in employee compensation. The increase in salaries and employee benefits was partially offset by a decrease of $68,000 in insurance expenses and a decrease of $57,000 in occupancy expenses due to the closure of a retail branch location.

Income Tax Expense. The provision for income taxes was $456,000 for the six months ended December 31, 2025, compared to $687,000 for the six months ended December 31, 2024. The Company’s effective tax rate was 23.0% for the six months ended December 31, 2025 compared to 22.3% for the six months ended December 31, 2024.

Comparison of Financial Condition at December 31, 2025 and June 30, 2025

Assets. Assets increased $58.6 million, or 5.4%, to $1.14 billion at December 31, 2025 from $1.08 billion at June 30, 2025. The increase was driven by new loan originations, resulting in a net increase of $38.2 million in loans receivable, as well as increase in cash and cash equivalents of $24.1 million primarily due to an increase in deposits and borrowings.

Cash and Cash Equivalents. Cash and cash equivalents increased $24.1 million, or 41.6%, to $81.8 million at December 31, 2025 from $57.8 million at June 30, 2025 due to an increase in deposits and borrowings from the Federal Home Loan Bank of New York.

Securities. Securities held-to-maturity decreased $1.0 million, or 0.7%, to $140.8 million at December 31, 2025 from $141.8 million at June 30, 2025. The decrease was primarily due to principal repayments and maturities, partially offset by the purchase of a $6.0 million subordinated note.

Loans. Loans receivable, net, increased $38.2 million, or 4.8%, to $835.4 million at December 31, 2025 from $797.2 million at June 30, 2025, driven by commercial loan growth of $24.2 million, residential mortgage loan growth of $12.7 million and consumer loan growth of $1.3 million as a result of strong market demand.

Deposits. Deposits increased $45.5 million, or 5.4%, to $891.5 million at December 31, 2025 from $846.0 million at June 30, 2025. Increases in interest-bearing deposit accounts resulted from the Bank having raised rates on time deposit accounts in an effort to remain competitive in the market area. At December 31, 2025, $121.7 million, or 13.7%, of total deposits consisted of noninterest-bearing deposits. At December 31, 2025, $172.6 million, or 19.4%, of total deposits were uninsured.

Borrowings. During the six months ended December 31, 2025, the Company borrowed an additional $20.0 million from the Federal Home Loan Bank of New York to provide additional liquidity to fund new loans. At December 31, 2025 and 2024, the Company had $50.0 million and $30.0 million in outstanding borrowings, respectively.

Equity. Equity decreased $5.3 million, or 2.8%, to $188.5 million at December 31, 2025 from $193.8 million at June 30, 2025. The decrease was primarily due to the repurchase of 465,702 shares of common stock at a cost of $7.1 million, partially offset by net earnings of $1.5 million. All repurchased shares of common stock were retired upon acquisition and are no longer outstanding.

About Somerset Regal Bank

Somerset Regal Bank is a full-service New Jersey commercial bank headquartered in Bound Brook, New Jersey that operates 14 branches in Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, New Jersey. At December 31, 2025, Somerset Regal Bank had $1.14 billion in total assets, $835.4 million in net loans, $891.5 million in deposits and total equity of $188.5 million. Additional information about Somerset Regal Bank is available on its website, www.somersetregalbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, including potential recessionary conditions, the impact of a potential government shutdown, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, economic assumptions or changes in our methodology that may impact our allowance for credit losses calculation, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, the availability of low-cost funding, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the imposition of tariffs or other domestic or international governmental policies and retaliatory responses, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyber attacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. Our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement.

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

December 31, 2025 (Unaudited) and June 30, 2025

(Dollars in thousands)

	December 31, 2025	June 30, 2025

Assets
Cash and due from banks	$3,932	$3,945
Interest-bearing deposits at other banks	77,910	53,834
Total cash and cash equivalents	81,842	57,779
Securities held-to-maturity, at amortized cost	140,805	141,845
Equity securities, at fair value	33	37
Loans receivable, net of allowance for credit losses of $5,582 and $5,229, respectively	835,367	797,166
Premises and equipment, net	5,039	4,942
Right-of-use asset	2,743	3,156
Restricted equity securities, at cost	3,508	2,608
Accrued interest receivable	3,201	3,072
Bank owned life insurance	37,139	36,607
Goodwill and intangible assets	26,094	26,708
Other assets	7,190	10,485
Total assets	$1,142,961	$1,084,405
Liabilities and Equity
Liabilities
Deposits:
Noninterest-bearing	$121,715	$114,107
Interest-bearing	769,825	731,915
Total deposits	891,540	846,022
Borrowings	50,000	30,000
Advance payments by borrowers for taxes and insurance	8,334	8,736
Accrued interest payable	205	223
Lease liability	2,785	3,211
Other liabilities	1,646	2,433
Total liabilities	954,510	890,625
Equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 authorized; 8,432,990 and 8,875,170 shares issued and outstanding as of December 31, 2025 and June 30, 2025, respectively	84	89
Additional paid-in capital	74,429	80,843
Retained earnings	121,243	120,505
Unearned compensation ESOP	(6,465)	(6,655)
Accumulated other comprehensive loss	(840)	(1,002)
Total stockholders' equity	188,451	193,780
Total liabilities and stockholders' equity	$1,142,961	$1,084,405

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Three and Six Months Ended December 31, 2025 (Unaudited) and December 31, 2024 (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024
Interest Income
Loans, including fees	$11,295	$10,438	$22,191	$20,724
Securities:
Taxable	534	586	1,118	1,247
Interest bearing deposits at other banks	481	521	936	1,041
Total interest income	12,310	11,545	24,245	23,012
Interest Expense
Deposits:
Demand	1,717	1,243	3,282	2,168
Savings and time	2,398	2,768	4,793	5,552
Borrowings	404	295	783	459
Total interest expense	4,519	4,306	8,858	8,179
Net Interest Income	7,791	7,239	15,387	14,833
Provision (Credit) for Credit Losses	49	12	221	(142)
Net Interest Income After Provision (Credit) for Credit Losses	7,742	7,227	15,166	14,975
Noninterest Income
Service charges and fees	224	256	454	552
Increase in cash surrender value of bank owned life insurance	268	264	533	524
Fees and service charges on loans	23	37	55	93
Unrealized (loss) gain on equity securities	(1)	3	(4)	5
Gain on sale of loans	17	28	17	51
Other	50	39	91	54
Total noninterest income	581	627	1,146	1,279
Noninterest Expense
Salaries and employee benefits	3,924	3,366	7,776	6,606
Occupancy	531	492	1,067	1,124
Furniture and equipment	312	285	665	578
Data processing	508	461	1,049	1,089
Advertising	112	85	242	167
FDIC premiums	120	120	240	240
Directors fees	101	101	198	194
Professional fees	508	467	945	956
Insurance	117	159	250	318
Telephone, postage and supplies	167	191	369	372
Other	835	782	1,528	1,535
Total noninterest expense	7,235	6,509	14,329	13,179
Income Before Income Tax Expense	1,088	1,345	1,983	3,075
Income Tax Expense	254	324	456	687
Net Income	$834	$1,021	$1,527	$2,388
Basic earnings per share	$0.11	$0.12	$0.20	$0.27
Diluted earnings per share	$0.11	$0.12	$0.20	$0.27
Weighted average number of common shares outstanding - basic	7,583,888	8,588,096	7,714,559	8,696,412
Weighted average number of common shares outstanding - diluted	7,694,569	8,590,981	7,810,512	8,697,854

SR Bancorp, Inc. and Subsidiaries

Selected Ratios

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(Unaudited)		(Unaudited)
Performance Ratios: (1)
Return on average assets (2)	0.30%	0.39%	0.28%	0.46%
Return on average equity (3)	1.68%	2.16%	1.57%	2.47%
Net interest margin (4)	3.06%	2.88%	3.05%	2.98%
Net interest rate spread (5)	2.57%	2.27%	2.57%	2.39%
Efficiency ratio (6)	86.42%	82.75%	86.67%	81.80%
Total gross loans to total deposits	94.33%	95.37%	94.33%	95.37%

Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total gross loans	0.66%	0.65%	0.66%	0.65%
Allowance for credit losses on loans as a percentage of non-performing loans (7)	3171.59%	N/A	3171.59%	N/A
Net (charge-offs) recoveries to average outstanding loans during the period (8)	N/A	N/A	N/A	N/A
Non-performing loans as a percentage of total gross loans (7)	0.02%	N/A	0.02%	N/A
Non-performing assets as a percentage of total assets (9)	0.02%	N/A	0.02%	N/A

Other Data:
Tangible book value per share (10)	$19.25	$18.45	$19.25	$18.45
Tangible common equity to tangible assets	14.54%	16.46%	14.54%	16.46%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percentage of average interest-earning assets.
(5)	Represents net interest rate spread as a percentage of average interest-earning assets.
(6)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(7)	This ratio is not applicable for the three and six months ended December 31, 2024 as the Company had no non-performing loans as of those periods.
(8)	This ratio is not applicable for the three and six months ended December 31, 2025 and 2024 as the Company had no charge-offs or recoveries as of those periods.
(9)	This ratio is not applicable for the three and six months ended December 31, 2024 as the Company had no non-performing assets as of those periods.
(10)

Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Goodwill and core deposit intangibles were $26,094 and $27,388 at December 31, 2025 and December 31, 2024, respectively.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP measures because we believe that they may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP measures may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

	Three Months Ended		Six Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net Income	$834	$1,021	$1,527	$2,388
Adjustments for non-recurring items:
Net accretion/amortization, pre-tax	$(202)	$(791)	$(505)	$(1,821)
Subtotal	$(202)	$(791)	$(505)	$(1,821)
Tax expense	$57	$222	$142	$512

Net of items above, after-tax	$(145)	$(569)	$(363)	$(1,309)

Net Income, adjusted	$689	$452	$1,164	$1,079